Exhibit G

FRIEDLANDER & GORRIS

A PROFESSIONAL CORPORATION

SUITE 1400

222 DELAWARE AVENUE

WILMINGTON, DELAWARE 19801

(302) 573-3500

FAX (302) 573-3501

JOEL FRIEDLANDER	DIRECT DIAL (302) 573-3502 JFRIEDLANDER@FRIEDLANDERGORRIS.COM

November 19, 2014

By E-Filing & Hand Delivery

The Honorable J. Travis Laster

Court of Chancery

New Castle County Courthouse

500 North King Street, Suite 11400

Wilmington, DE 19801-3734

Re:	In re Activision Blizzard, Inc. S’holders Litig.,

Cons. C.A. No. 8885-VCL

Dear Vice Chancellor Laster:

I write on behalf of all parties to advise the Court of the principal terms of the settlement of the above-captioned class and derivative action.

1. The aggregate sum of $275 million (the “Common Fund”) will be paid to Activision Blizzard, Inc. (the “Company”) by multiple insurers and certain of the defendants.

2. The Board of Directors of the Company will be expanded by two spots to be filled by persons independent (per the NASDAQ listing standards) of and unaffiliated with any of ASAC II LP (“ASAC”), ASAC II LLC (“ASAC GP”), any limited partner of ASAC, any general partner of ASAC GP, or any indirect owner of ASAC GP.

The Honorable J. Travis Laster

November 19, 2014

3. Section 3.07 of the Stockholders Agreement, dated as of October 11, 2013, by and among the Company and ASAC, will be amended to provide that the applicable “Stockholder Percentage Interest” for ASAC (i.e., the voting rights cutback) is reduced from 24.9% to 19.9%.

4. Activision and the Class shall provide global releases that encompass the stayed California action, Miller v. Kotick et al., Case No. BC517086 (Cal. Super.).

5. Attorneys’ fees and expenses will be paid by the Company out of the Common Fund, subject to approval of the Court.

6. No party admits to any wrongdoing. The parties believe that settlement of this matter will enable the Company’s management to fully focus on continuing to deliver shareholder value.

The parties anticipate filing a Stipulation of Settlement before Thanksgiving. If Your Honor has any questions, we are available at the convenience of the Court.

Respectfully,

/s/ Joel Friedlander
Joel Friedlander
(Bar No. 3163)

The Honorable J. Travis Laster

November 19, 2014

cc:	Raymond J. DiCamillo, Esquire (by e-filing)
R. Judson Scaggs, Jr., Esquire (by e-filing)
Collins J. Seitz, Jr., Esquire (by e-filing)
Edward P. Welch, Esquire (by e-filing)
Jessica Zeldin, Esquire (by e-filing)